UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 7, 2019

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including
area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available around July 12, 2019.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, liability for any losses that result from an actual or claimed breach of our fiduciary duties;

         failing to maintain and protect our brand, independence, and reputation;

         failing to differentiate our products and continuously create innovative, proprietary research tools;

         liability related to the storage of personal information related to individuals as well as portfolio and account-level information;

         inadequacy of our business continuity program in the event of a material emergency or adverse political or regulatory developments;

         failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy;

         trends in the asset management industry, including the decreasing popularity of actively managed investment vehicles and increased industry consolidation;

         an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology infrastructure to the public cloud;

         compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit rating operations;

         volatility in the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business;

         the failure of acquisitions and other investments to produce the results we anticipate;

         the failure to recruit, develop, and retain qualified employees;

         challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India;

         liability relating to the acquisition or redistribution of data or information we acquire or errors included therein; and

         the failure to protect our intellectual property rights or claims of intellectual property infringement against us.

Investor Questions and Answers: June 7, 2019

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and make written responses available on a regular basis. The following answers respond to selected questions received through June 7, 2019.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

DBRS Acquisition

1.              Can you offer any insight into the profitability of DBRS, either in absolute terms or relative to Morningstar’s overall profit margins? Are there any synergy opportunities from this deal or will it require heavy investment? The press release included a comment that the transaction “is expected to be accretive to net income per share in the first fiscal year after completion with an estimated closing in the third quarter of 2019.” Can you clarify the timeframe for accretion? In other words, assuming the deal closes in Q319, will it be accretive to 2019 net income per share OR will it be accretive in the first FULL fiscal year after completion, and thus 2020 net income per share?

In accordance with SEC reporting requirements, we will be making available historical financial statements of DBRS and pro forma financial information concerning the DBRS acquisition within 75 days of the transaction’s close. We stated in our May 29, 2019 press release that DBRS generates strong cash flow with operating margins that are consistent with Morningstar’s overall business.  DBRS’s margins benefit from scale, given the company’s well-established business in Canada and growing positions in the U.S. and Europe. We expect the transaction to be accretive to 2020 diluted net income per share.

The transaction is not dependent on cost synergies to be successful. Our focus will be on growth and continuing the momentum of both organizations as we look to enhance scale in both the U.S. and Europe and gain share of a large and growing global market. Consistent with our long-stated identification of credit ratings as a key product area for Morningstar, we’ll continue to invest in the combined entity as we pursue long-term, sustainable value creation together. In addition to credit ratings, we’re also looking forward to becoming the go-to source for independent bond research by leveraging Morningstar’s platforms to distribute fixed-income thought leadership, particularly in the emerging areas of green bonds and ESG.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: June 7, 2019	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer